Exhibit 99.1

Contact:
Investors & Financial Media:	Media:
Mitch Gellman	Elaine Marshall
(949) 260-8328	(949) 260-8219
ir@simpletech.com	emarshall@simpletech.com

SIMPLETECH ANNOUNCES THIRD QUARTER 2005 RESULTS

INCREASES GROSS PROFIT MARGIN TO 20.7 PERCENT, EXPANDS UNIT SHIPMENTS

BY 31% SEQUENTIALLY

NET REVENUE OF $67.2 MILLION, EARNINGS OF $0.04 PER DILUTED SHARE

SANTA ANA, Calif., November 7, 2005 — SimpleTech, Inc. (Nasdaq: STEC), a designer, manufacturer and marketer of custom and open-standard memory and storage solutions based on Flash memory, DRAM and hard disk drive technologies, today announced its financial results for the third quarter ended September 30, 2005.

Revenue for the third quarter of 2005 was $67.2 million, a decrease of 4% from $70.3 million for the second quarter of 2005 and a decrease of 10% from $75.0 million for the third quarter of 2004. Gross profit margin increased to 20.7% for the third quarter of 2005, compared to 18.2% for the second quarter of 2005 and 17.9% for the third quarter of 2004. Diluted earnings per share was $0.04 for the third quarter of 2005, compared to diluted earnings per share of $0.04 for the second quarter of 2005 and diluted earnings per share from continuing operations of $0.06 for the third quarter of 2004. Order backlog was $12.1 million at September 30, 2005, compared to $17.9 million at June 30, 2005, and $13.0 million at September 30, 2004.

The company did not purchase any shares of its common stock during the third quarter of 2005 under its previously announced $15 million stock repurchase program. The program has a remaining balance of approximately $74,000.

Business Segments

OEM Division

Revenue from OEM Division customers comprised 49% of total revenue in the third quarter of 2005, compared to 54% in the second quarter of 2005 and 52% in the third quarter of 2004. OEM Division revenue was $32.8 million in the third quarter of 2005, a decrease of 14% from $38.1 million in the second quarter of 2005 and an decrease of 16% from $39.0 million in the third quarter of 2004.

Consumer Division

Revenue from Consumer Division customers comprised 51% of total revenue in the third quarter of 2005, compared to 46% in the second quarter of 2005 and 48% in the third quarter of 2004. Consumer Division revenue was $34.4 million in the third quarter of 2005, an increase of 7% from $32.2 million in the second quarter of 2005 and a decrease of 4% from $36.0 million in the third quarter of 2004.

Business Outlook

“We continue to see improvements in certain parts of our business and I am optimistic about our outlook going into 2006,” said Manouch Moshayedi, chairman and CEO of SimpleTech, Inc.

“We significantly expanded our gross profit margin, surpassing 20% for the third quarter of 2005. The expansion resulted primarily from a shift in product mix towards OEM Flash – our highest-margin product line. Our OEM Flash product revenue increased sequentially by $7.3 million, or 101%, from $7.2 million in the second quarter of 2005 to $14.5 million in the third quarter of 2005. Total units shipped increased 31% sequentially due to a 32% increase in Consumer Division Flash products shipped and a 186% increase in OEM Flash products shipped in the third quarter of 2005.

“We remain excited about our efforts to enter the growing external storage market with our SimpleShare line of network-attached storage (NAS) solutions. We expect to increase our presence in this market through the anticipated launch of our storage solutions at several major retailers in the fourth quarter of 2005.

“We currently expect our revenue for the fourth quarter of 2005 to increase by approximately 5% and our diluted earnings per share to be relatively flat, sequentially.”

Conference Call

SimpleTech, Inc. will hold an open conference call to discuss results for the third quarter of 2005. The call will take place today at 1:30 p.m., Pacific/4:30 p.m., Eastern. The call-in numbers for the conference are 1-800-781-3662 (United States and Canada) and 1-706-643-7710 (International).

Webcast

This call is being webcast. The webcast can be accessed by clicking on “Investors” at the bottom of the home page at www.simpletech.com. The webcast will be archived and available for replay beginning approximately two hours after the live call concludes.

About SimpleTech, Inc. (Nasdaq: STEC)

SimpleTech, Inc. designs, manufactures and markets custom and open-standard memory and storage solutions based on Flash memory, DRAM and hard disk drive technologies. Headquartered in Santa Ana, California, the company offers a comprehensive line of over 2,500 products and specializes in developing high-density memory modules, memory cards and storage drives. For information about SimpleTech, Inc., and to subscribe to the company’s “Email Alert” service, please visit our web site at www.simpletech.com, click “Investor” and then Email Alert.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release may contain forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning our optimism going into 2006, excitement in our efforts to enter the growing external storage market, expected increased in presence in the external storage market, anticipated launch of storage solutions at several major retailers in the fourth quarter of 2005, and revenue and earnings guidance for the fourth quarter of 2005.

Actual results may differ materially from the results predicted. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” in filings with the Securities and Exchange Commission made from time to time by SimpleTech, including its Annual Report on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K. Other factors that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include the following risks: integration issues, costs and unanticipated expenditures related to our recent acquisition of Memtech, we may not realize the anticipated benefits of the acquisition of Memtech, the cost of raw materials may fluctuate widely in the future, delays in the qualification process of our products with customers, slower than expected expansion of our international business, the impact of the implementation in 2006 of new accounting rules related to the expensing of stock options, excess availability of DRAM or Flash memory could reduce component pricing resulting in lower average selling prices and gross profit, DRAM or Flash memory supply may tighten requiring suppliers to place their customers, including us, on limited component allocation, effects of seasonality, interruptions or delays at the semiconductor manufacturing facilities that supply products to us, higher than expected operating expenses, new and changing technologies limiting the applications of our products, our inability to become more competitive in new and existing markets, our backlog may not result in future revenue, our inability to maintain and increase market share, difficulty competing in sectors characterized by aggressive pricing and low margins, higher than anticipated product returns, inventory write-downs, price protection and rebate charges, new customer and supplier relationships may not be implemented successfully and we may not repurchase any additional shares under our previously announced stock repurchase plan. SimpleTech undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

SimpleTech, Inc.

Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2005	December 31, 2004
ASSETS:
Current Assets:
Cash, cash equivalents and marketable securities	$69,664	$83,318
Accounts receivable, net of allowances of $861 at September 30, 2005 and $993 at December 31, 2004	35,554	37,047
Inventory, net	36,504	19,002
Deferred income taxes	1,316	1,515
Other current assets	3,922	2,663

Total current assets	146,960	143,545
Furniture, fixtures and equipment, net	7,495	6,146
Intangible assets	2,327	373
Deferred income taxes	2,036	3,345

Total assets	$158,818	$153,409

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$27,852	$16,553
Accrued and other liabilities	4,953	5,428

Total liabilities	32,805	21,981
Shareholders’ Equity:
Common stock	45	47
Additional paid-in capital	110,971	121,193
Retained earnings	14,997	10,188

Total shareholders’ equity	126,013	131,428

Total liabilities and shareholders’ equity	$158,818	$153,409

SimpleTech, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net revenues	$67,221	$75,016	$198,737	$197,815
Cost of revenues	53,313	61,565	161,054	164,579

Gross profit	13,908	13,451	37,683	33,236

Operating expenses:
Sales and marketing	6,352	4,979	17,750	14,174
General and administrative	3,279	2,460	9,459	7,537
Research and development	1,805	1,192	4,709	3,005

Total operating expenses	11,436	8,631	31,918	24,716

Operating income	2,472	4,820	5,765	8,520
Interest income	367	291	1,219	692

Income from continuing operations before provision for income taxes	2,839	5,111	6,984	9,212
Provision for income taxes	999	2,038	2,175	3,613

Income from continuing operations	$1,840	$3,073	$4,809	$5,599
Loss from discontinued operations before benefit for income taxes	—	—	—	(7,115)
Benefit for income taxes	—	—	—	(3,013)

Loss from discontinued operations	$—	$—	$—	$(4,102)

Net income	$1,840	$3,073	$4,809	$1,497

Net income (loss) per share:
Basic:
Continuing operations	$0.04	$0.06	$0.11	$0.12
Discontinued operations	—	—	—	(0.09)

Total	$0.04	$0.06	$0.11	$0.03

Diluted:
Continuing operations	$0.04	$0.06	$0.10	$0.11
Discontinued operations	—	—	—	(0.08)

Total	$0.04	$0.06	$0.10	$0.03

Shares used in computation of net income (loss) per share:
Basic	44,761	47,712	45,326	47,816

Diluted	46,668	48,730	46,809	49,609